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                                                                    EXHIBIT 99.2




CONTACT: Michael Berman                                    FOR IMMEDIATE RELEASE
         (312) 279-1496                                    January 23, 2006



                        ELS CEO COMMENTS ON 2005 RESULTS


         CHICAGO, IL - Equity LifeStyle Properties, Inc. (NYSE: ELS) announced comments on the Company's 2005 performance. The comments reflect the prepared remarks of Thomas Heneghan, President and CEO of the Company. The remarks should be read in conjunction with the year-end 2005 earnings release issued separately today.

         "We had a very successful 2005 with a strong fourth quarter and have taken that momentum into 2006. The results for 2005 are very gratifying as 2005 marks the first full year of activity with our significantly expanded portfolio focused on serving the lifestyle-oriented customer. The year 2005 represents the final step in a transition initiated in 2003 that has created exciting opportunities for our company. That transition started with our recapitalization and special dividend at the end of 2003, included an aggressive acquisition program to add quality real estate locations to our portfolio in 2004 and came to fruition in 2005 as our employees showed us what they could accomplish operationally.

         The goals we established at the beginning of 2005 highlighted the need to execute on this larger, more robust platform. We met or exceeded our targets on resort revenues, sales volumes and sales profitability. One area where we fell short of our goal was occupancy, which declined slightly in 2005. The impact of the 2004 and 2005 hurricanes in Florida and weakness in affordable housing properties were a modest drag on otherwise strong markets.

         Our goals for 2006 will continue the operational focus of 2005, including occupancy, resort revenues, sales volumes and sales profitability. These goals build on the strong results we have come to expect from our core properties. We expect to reverse the trend in occupancy, improve on both sales volumes and profitability and increase resort revenues. In addition, we continue to evaluate opportunities to reallocate capital away from locations or property types that do not meet our long-term plans and into locations and properties more fitting with our objectives. This evaluation will include the potential for opportunistic real estate sales where we believe our capital can yield higher returns elsewhere.


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         We will continue to look for attractive real estate locations that meet our objectives - high quality real estate in or around major metropolitan areas with high barriers to entry and/or retirement or vacation destinations. We look for opportunities to create stable, predictable cash flow streams from these assets by meeting the demands of our customers looking for attractive lifestyle housing options, including retirement, seasonal or second home options and flexible use products geared around factory-built resort homes or cottages and recreational vehicles.

         Substantially all of our 285 properties with over 106,000 sites meet this basic requisite. Over 60% of our investments are located in Florida, California, Arizona or the Gulf Coast of Texas. Approximately one third of our properties are located within ten miles of the coastal U.S. or are adjacent to major bodies of water. Areas near water tend to attract major population concentrations and generally have higher barriers to entry than the rest of the country. Moreover, approximately 75% of our properties meet at least one of the above criteria, with a substantial portion of the rest clustered around the metropolitan areas of Denver, Seattle, Chicago, and Las Vegas. Put simply, we believe our portfolio is unique.

         Not only do we own quality real estate locations, our business has impressive fundamentals. The vast majority of our cash flow comes from leasing our land as opposed to the rental of a structure. We expect increased demand due to both population growth and demographic changes. The states where we have concentrated our investments have some of the highest projected population growth over the next ten years. In addition, the demographic trend of our targeted customer shows significant growth in the coming years. We believe these customers will be increasingly attracted to what we offer - a high quality affordable lifestyle option in locations that resonate with their changing lifestyles. Surveys of our customers consistently indicate that the top reasons for choosing our properties are the appearance of our properties, location and the value proposition we offer.

         In summary, we believe that today our company combines high quality real estate locations with a solid business model to generate stable and predictable cash flow. We know that execution is the key for creating value from this combination in the future and have set our sights on doing so."

         This news release includes certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. When used, words such as "anticipate", "expect", "believe", "intend", "may be" and "will be" and similar words or phrases, or the negative thereof, unless the context requires otherwise, are intended to identify forward-looking statements. These forward-looking statements are subject to numerous assumptions, risks and uncertainties, including, but not limited to: in the age-qualified communities, home sales results could be impacted by the ability of potential homebuyers to sell their existing residences as well as by financial markets volatility; in the all-age communities, results from




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home sales and occupancy will continue to be impacted by local economic conditions, lack of affordable manufactured home financing, and competition from alternative housing options including site-built single-family housing; our ability to maintain rental rates and occupancy with respect to properties currently owned or pending acquisitions; our assumptions about rental and home sales markets; the completion of pending acquisitions and timing with respect thereto; the effect of interest rates as well as other risks indicated from time to time in our filings with the Securities and Exchange Commission. These forward-looking statements are based on management's present expectations and beliefs about future events. As with any projection or forecast, these statements are inherently susceptible to uncertainty and changes in circumstances. ELS is under no obligation to, and expressly disclaims any obligation to, update or alter its forward-looking statements whether as a result of such changes, new information, subsequent events or otherwise.

         Equity LifeStyle Properties, Inc. owns or has an interest in 285 quality properties in 28 states and British Columbia consisting of 106,337 sites. The Company is a self-administered, self-managed, real estate investment trust (REIT) with headquarters in Chicago.



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